Exhibit 10.13

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is effective as of November 15, 2013 (the “Effective Date”), by and between Angion Biomedica Corp., a Delaware corporation (“Angion”), and Ohr Cosmetics LLC, a Delaware corporation (“Ohr”). Angion and Ohr are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Angion owns Licensed Patent Rights (as hereinafter defined), relating to inhibition of CYP26 activity and desires to make ANG-3522 available for the development and commercialization of certain dermatological products and methods for public use and benefit; and

WHEREAS, Ohr is a company engaged in the research, development, manufacturing and commercialization of dermatological products;

WHEREAS, Ohr desires to obtain from Angion and Angion has agreed to grant to Ohr, an exclusive license under the Licensed Patent Rights with respect to the development of Licensed Products in the Licensed Field; all in accordance with the terms and conditions set forth herein; and

NOW, THEREFORE, the Parties in consideration of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, hereby agree as follows:

ARTICLE 1

DEFINITIONS

When capitalized in this Agreement, the following terms shall have the meanings set forth below:

1.1          “Affiliate” means (a) any entity directly or indirectly controlling, controlled by or under common control with a Party; (b) any entity owning or controlling more than fifty percent (50%) of the outstanding voting rights or securities of a Party; or (c) any entity whose outstanding voting rights or securities are owned more than fifty percent (50%) by a Party.

1.2          “Best Efforts” means the level of efforts required to diligently and effectively develop, manufacture and commercialize a Licensed Product, including but not limited to the performance of all testing and other studies and all other activities necessary to for the production, use and sale of the Licensed Products in the Territory in which Ohr intends to produce, use and/or sell the Licensed Products provided that applicable laws, rules and regulations require that the performance of such testing and other studies and other activities specified above shall be carried out with respect to Licensed Products.

1	Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.3          “Confidential Information” means the terms and conditions of this Agreement and all proprietary information and materials (whether or not patentable) communicated to either Party by or on the behalf of the other Party in the course of negotiating this Agreement and/or in the course of performing each Party’s obligations under this Agreement, including, but not limited to: formulations, techniques, methodology, equipment, instrumentation, data, reports, sales information, know-how, sources of supply, patent positioning, business and/or product plans and projections, sublicense terms, other communications made under Section 2.3 of this Agreement, Ohr’s royalty reports, Ohr’s other reports to Angion under this Agreement, and strategy and other information about prosecution and/or enforcement of the Licensed Patent Rights.

1.4          “First Commercial Sale” shall mean, with respect to any Licensed Product, the first sale on a commercial basis in an arm’s length transaction for end use of such Licensed Product in a country. Licensed Product distributed or used for clinical trial purposes shall not be considered sold, marketed or made publicly available for sale and shall not constitute first commercial sale.

l.5           “Gross Revenue” means the gross invoiced sales prices charged for all Licensed Products sold by or for Ohr, its Affiliates and sublicensees in arm’s-length transactions to Third Parties (including sales relating to transactions between Ohr, its Affiliates, and/or their respective sublicensees and agents) and any other payment or other consideration charged by Ohr and its Affiliates from a sublicense or other Third Parties in consideration for a sublicense, such as milestone payments, license fees, license maintenance fee and equity . For clarity, no deductions are permitted for any of the following estimated and/or incurred charges or expenses:

(a)	Trade, cash, prompt payment and/or quantity discounts;

(b)	Returns, allowances, rebates, chargebacks, other allowances or payments to government agencies;

(c)	Retroactive price reductions applicable to sales of such product;

(d)	Fees paid to distributors, selling agents (excluding any sales representatives of a Party or any of its Affiliates), group purchasing organizations and managed care entities;

(e)	Credits or allowances (actually paid or allowed) for wastage replacement, whether cash or trade;

(f)	Non-recoverable sales taxes, excise taxes, tariffs and duties (excluding taxes when assessed on income derived from sales); and

(g)	Bad debt, freight or other transportation charges, insurance charges, additional special packaging, and other governmental charges.

2	Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.6          “Licensed Field” means any and all uses of Licensed Product for conditions of the skin or hair, by any route of administration.

1.7          “Licensed Patent Rights” means (i) the patents and pending patent applications set forth on Schedule 1 attached hereto, as updated from time to time, including, without limitation, all substitutions, reissues, renewals, reexaminations, supplementary protection certificates, extensions, registrations and confirmations thereof, (ii) all patent applications, if any, owned or controlled by Angion, with the right to grant rights to Ohr as provided in this Agreement, which claim priority from the patent applications that resulted in the patents described on Schedule 1 (including provisional, continuation, divisional and continuation-in-part applications) and any patents issuing therefrom; and (iii) all foreign counterparts of any of the foregoing in clause (i) or (ii).

1.8          [***]

1.9          “Territory” means the entire world in which a Valid Claim exists.

1.10        “Third Party” means a person or entity other than (a) Ohr, (b) Angion, or (c) an Affiliate of either Ohr or Angion.

1.11        “Valid Patent Claim” means any issued and unexpired patent claim within the Licensed Patent Rights, which has not been adjudged invalid or unenforceable unless and until such claim has been disclaimed, denied or admitted to be unpatentable, invalid or unenforceable through reissue, reexamination, or disclaimer; or been found to be unpatentable, invalid or unenforceable by a court or other authority in the country in which the patent is issued; or a patent application that is pending for less than 5 years.

ARTICLE 2

LICENSES

2.1          Grant of License. Angion hereby grants to Ohr an exclusive license, including the right to grant sublicenses pursuant to Section 2.2 of this Agreement, under all the Licensed Patent Rights to make, have made, use, sell, offer for sale, import and otherwise exploit Licensed Products in the Territory in the Licensed Field until the expiration of the last to expire of the Licensed Patent Rights.

2.2          Sublicenses. Ohr shall have the right to grant to others nonassignable (except as expressly permitted hereunder) sublicenses under the Licensed Patent Rights commensurate in scope to the license and rights granted under Section 2.1; provided that each sublicense granted by Ohr hereunder shall be in an arm’s length transaction, comply with the terms of this Agreement and shall prohibit the granting by the sublicensee of further sublicenses under the Licensed Patent Rights, except that such sublicensees shall be permitted to grant sublicenses to Affiliates of such

3	Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

sublicensees, for so long as they remain Affiliates of such sublicensees, and entities with which such sublicensees are collaborating for the research, development, manufacture and commercialization of Licensed Products. Ohr’s right to grant sublicenses shall be in effect only during the time that the license to Ohr under the Licensed Patent Rights is in effect. Ohr shall promptly notify Angion in writing of the grant of any sublicenses under this Agreement and shall provide Angion with the name of each sublicensee, and the field and the territory of each such sublicense.

2.3          License to Intellectual Property. The Parties acknowledge that this Agreement constitutes a license to “intellectual property” as such term is used in 11 U.S.C. § 365(n).

2.4          No Further Rights. Except as explicitly provided in thus Article I, no further or different license or right, express or implied is granted by either Party.

ARTICLE 3

FEES AND ROYALTIES

3.1          Upfront and Expense Reimbursement Payments. Ohr shall reimburse Angion for all expenses associated with the ANG-3522 human topical irritation study, and expenses associated with patent protection for the Licensed Patent Rights, and all expenses related to the review of any agreements between the Parties. For patent expenses related to Licensed Patent Rights, if a patent application covers only subject matter in the Licensed Field, Ohr shall reimburse Angion 100% of the expenses. If a patent application includes, but does not only cover, the Licensed Field, Ohr shall reimburse Angion [***] ([***]%) of the expenses related thereto.

3.2          Milestone Fees. Ohr will pay to Angion the following milestone payments within thirty (30) days after the occurrence of the following events:

(a)	[***] dollars ($[***]) when Ohr, its Affiliates and sublicensees [***] dollars ($[***]) in Gross Revenues;

(b)	An additional [***]dollars ($[***]) when Ohr its Affiliates and sublicensees invoice a cumulative total of [***]dollars ($[***]) in Gross Revenues;

(c)	An additional [***] dollars ($[***]) when Ohr, its Affiliates and sublicensees invoice a cumulative total of [***] dollars ($[***]) in Gross Revenues; and

(d)	An additional [***] dollars ($[***]) when Ohr, its Affiliates and sublicensees invoice a cumulative total of [***]dollars ($[***]) in Gross Revenues.

3.3          Royalties. Ohr shall pay to Angion a royalty of [***] percent ([***]%) of the Gross Revenue.

4	Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.4          Patent Challenge. If Ohr, its Affiliate or a sublicensee commences an action in which it challenges the validity, enforceability or scope of any of the Licensed Patent Rights (a “Challenge Proceeding”), the royalty rate specified in Section 3.4 will be doubled with respect to Gross Revenues invoiced during the pendency of such Challenge Proceeding, and the amounts due to Angion pursuant to Section 3.2 above shall be doubled. If the outcome of such Challenge Proceeding is a determination in favor of Angion, (a) the royalty rate specified in Section 3.4 and the amounts due under Section 3.2 shall remain at such doubled rate and (b) Ohr shall reimburse Angion for all expenses incurred by the Angion (including reasonable attorneys’ fees) in connection with such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination in favor of Ohr, Ohr will have no right to recoup any royalties or milestone payments paid before or during the pendency of such Challenge Proceeding.

3.5          Withholding of Taxes. If the taxing authority of any government imposes a tax on the royalties to be paid under this Agreement or requires Ohr, its Affiliates and/or sublicensees to withhold amounts from royalties payable to Angion to ensure payment of such taxes, Ohr shall so notify Angion in each instance and shall reasonably cooperate with Angion in Angion’s efforts to obtain exemption from payment of such taxes, a refund of taxes withheld, or credits with respect to such taxes paid. In the event Ohr pays such withholding taxes to such tax authority, it will send evidence of the obligation together with proof of payment to Angion within sixty (60) days of such payment.

3.6          No Other Payments. Except as expressly set forth in this Section 4, neither Ohr nor any of its Affiliates or sublicensees shall have any obligation to pay Angion any royalty, milestone payment or fee or payment of any kind under this Agreement or with respect to the Licensed Patent Rights.

3.7          Term. Royalties and Milestone Payments will be paid until the later of: (i) 15 years from the First Commercial Sale of a Licensed Product, or (ii) the last to expire Licensed Patent Rights.

3.8          Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. For payments made on Gross Revenues with respect to each quarter, for countries other than the U.S., whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at a rate of exchange equal to the rate of exchange for the currency of the country from which payments are payable as published in The Wall Street Journal, Western Edition, on the last business day of the calendar quarter for which a payment is due. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by Angion, unless otherwise specified in writing by Angion.

3.9          Late Payment. Ohr shall pay interest to Angion on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the prime rate, as published in The Wall Street Journal, Eastern United States Edition, plus [***] ([***]%), on the date on which any such payment is due,

5	Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

calculated on the number of days such payment is delinquent. No interest shall be payable on the amount of any overpaid royalties to be re-paid by Angion.

3.10        Delayed Payment. Ohr may delay making the first milestone payment in 3.2(a) herein without causing Monetary Default in accordance with Section 7.4, by paying Angion [***]% of the payment per consecutive quarter starting in the first quarter the milestone payment is due. Unpaid remaining amounts of the milestone payment will accrue interest in accordance with Section 3.9 herein.

ARTICLE 4

REPORTS, PAYMENTS AND RECORDS

4.1          Reports. After the First Commercial Sale of a Licensed Product in the Territory during the term of this Agreement, Ohr shall deliver to Angion quarterly written reports of Ohr’s and Affiliates’ and sublicensees’ sales of Licensed Products in the Territory during the immediately preceding calendar quarter. Each report shall be accompanied by payment of all royalties and other monies due and shall be certified by Ohr’s Chief Financial Officer.

4.2          Timing of Reports. A report shall be due sixty (60) days following the end of each calendar quarter (“Report Date”). The first report shall be due on the first Report Date following the end of the calendar quarter in which the First Commercial Sale of Licensed Products under this Agreement takes place.

4.3          Content of Report. Each report shall show:

(a)	the actual billings of Licensed Products sold by Ohr, its Affiliates and sublicensees in the Territory; and

(b)	the computation of royalties due.

(c)	amounts paid under Section 4.6 that are claimed as a deduction against the royalties due.

4.4          Sublicense Reports. Ohr shall require each sublicensee to make appropriate reports to Ohr to enable Angion to comply with this Article 4. Ohr shall endeavor to require each sublicensee to provide to Ohr its respective reports in a timely manner so as to enable Ohr to include such sublicensee’s report in Ohr’s report for the quarter that is the subject of the sublicensee’s report.

4.5          Books and Records. Ohr shall keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Gross Revenues and payments required under this Agreement. Ohr shall keep such records at its principal place of business for three (3) years following the end of the calendar year to which they pertain.

6	Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.6          Audit. Angion shall have the right, at its own expense and not more than once in any four consecutive calendar quarters during the term of this Agreement (except for one (1) post- termination audit), to have an independent, certified public accountant, selected by Angion and reasonably acceptable to Ohr, review the records of Ohr, its Affiliates and sublicensees, in the location(s) where such records are maintained by Ohr upon reasonable notice (which shall be no less than forty five (45) days prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments required and made under this Agreement. The independent public accountants selected by Angion and agreed to by Ohr will be required to sign Ohr’s confidential disclosure agreement prior to performing any audit procedures or receiving any information from Ohr. The report and communication of such accountant shall be limited to a certificate stating whether any report made or payment submitted by Ohr during such period is accurate or inaccurate and the amount of any payment discrepancy, regardless if the discrepancy is favorable or unfavorable to Angion. Ohr shall receive a copy of each such report concurrently with receipt by Angion. Should the inspection lead to the discovery of a discrepancy to Angion’s detriment, Ohr shall pay the amount of the discrepancy (without interest) within thirty (30) days of Ohr’s agreement with the findings of the inspection. Should the inspection lead to the discovery of a discrepancy to Ohr’s detriment, Ohr will have the right to deduct such amount (without interest) from any future royalty payment obligations; to the extent that no or insufficient future royalty obligations are due to Angion, Angion agrees to pay such amount to Ohr within thirty (30) days of receiving an invoice from Angion. Angion shall pay the full cost of the inspection unless the discrepancy is greater than five percent (5%) to Angion’s detriment, in which case Ohr shall pay the reasonable cost charged by such accountant for such inspection.

4.7          W-9 Forms. Angion shall provide to Ohr a completed IRS Form W9 within five (5) days after the Effective Date.

ARTICLE 5

OHR’S DILIGENCE

5,1          Diligence. Ohr shall exercise Best Efforts to develop, manufacture, and commercialize Licensed Products. Notwithstanding the foregoing, Ohr does not represent or warrant to Angion that any commercializable product will be developed hereunder or that any Licensed Product will be commercially exploitable or of any commercial value.

5.2          Dormant Program. In the event that Ohr ceases all development and commercialization of all Licensed Products for twelve (12) consecutive months or longer, Angion shall have the right, at its sole discretion, to render the license set forth in Section 2.1 of this Agreement non-exclusive or terminate this Agreement, upon providing Ohr with sixty (60) days’ written notice of its intent to do so, provided, however, that upon receiving such notice, Ohr shall have the right for the duration of such sixty (60) days to provide Angion with evidence that Ohr had

7	Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

not ceased development of all Licensed Products for twelve (12) consecutive months or longer, and provided, further that Ohr will use reasonable efforts to provide such evidence promptly after receiving such notice from Angion. Notwithstanding the foregoing, in the event that Angion renders the license set forth in Section 2.1 of this Agreement non-exclusive, the remaining provisions, including, without limitation, Ohr’s obligation to pay milestones and royalties hereunder, shall remain in full force and effect.

5.3          Progress Reports. Until First Commercial Sale of the first Licensed Product, upon the written request of Angion, Ohr shall provide to Angion a written report summarizing its progress in the development of such Licensed Product and summarizing its projected efforts for the current year of such Licensed Product, provided that Ohr shall not be required to provide more than one such report per calendar year.

5.4          Manufacturing. Ohr hereby covenants that all Licensed Products produced for commercial distribution shall be manufactured in accordance with then applicable regulations.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1          Validity and Enforceability. Angion represents that it owns its Licensed Patent Rights, and that to Angion’s knowledge, the Licensed Patent Rights, once patented, is valid and enforceable.

6.2          Prosecution. Angion will control and be responsible for all patent prosecution and enforcement of Licensed Patent Rights. Ohr will reimburse Angion for those expenses in accordance with Section 2.2 herein.

6.3          Notice of Third Party Infringement. Ohr and Angion shall each promptly inform the other in writing of any infringement by a Third Party of any of the Licensed Patent Rights within or outside the Licensed Field of which they have notice or reasonable suspicion, as well as any declaratory Judgment action alleging invalidity or non-infringement of any of the Licensed Patent Rights. Angion shall have the first right, but not the obligation, to bring claim against such Third Party infringer and to enforce the Licensed Patent Rights.

6.4          Awards. Any recovery in proceedings brought by either party shall first be used to reimburse such party for all of its actual costs and expenses, including legal expenses, incurred to conduct such proceedings. Out of any amount relating to infringement of the Licensed Patent Rights remaining, Ohr shall treat such remaining amount as Gross Revenues and pay to Angion a royalty thereon pursuant to Section 3.4 of this agreement.

6.5          Discontinuance or Settlement. Angion shall not enter into a settlement or consent judgment or other voluntary and final disposition of any suit affecting Licensed Products without

8	Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

the prior written consent of Ohr. Ohr agrees it shall not enter into any settlement, consent judgment or other voluntary final disposition of any infringement action under this Article 7 that (i) is materially prejudicial to Angion’s rights in the Licensed Patent Rights without Angion’s prior written consent, such consent not to be unreasonably withheld or delayed or (ii) incurs any financial liability on the part of Angion or requires an admission of liability on the part of Angion, without Angion’s prior written consent, such consent not to be unreasonably withheld or delayed.

ARTICLE 7

EXPIRATION AND TERMINATION

7.1          Expiration. The term of this Agreement shall commence on the Effective Date and expire upon Angion’s termination of this Agreement in accordance with the terms of this Agreement or on the later of: (i) 15 years from the First Commercial Sale of a Licensed Product, or (ii) the last to expire Licensed Patent Rights.

7.2          Termination. Ohr shall have no right to terminate the Agreement. Angion shall have right to terminate the Agreement upon bankruptcy or dissolution of Ohr. In the event Angion terminates the Agreement and later commercializes a Licensed Product incorporating Licensed Patent Rights, and prior to termination Ohr had successfully demonstrated therapeutic activity of a Licensed Product in two different skin conditions, Angion will pay Ohr or its successors [***]% of the net revenue received by Angion from such commercialization, after all outstanding Licensed Product related debts have been satisfied, and provided, further, that Ohr transfers to Angion the entire know how, data and information relating to the Licensed Product and grants Angion the exclusive right to use them. “Net revenues” shall mean amount charged for all Licensed Products sold by Angion less:

(a)	Trade, cash, prompt payment and/or quantity discounts;

(b)	Returns, allowances, rebates, chargebacks, other allowances or payments to government agencies;

(c)	Retroactive price reductions applicable to sales of such product;

(d)	Fees paid to distributors, selling agents (excluding any sales representatives of a Party or any of its Affiliates), group purchasing organizations and managed care entities;

(e)	Credits or allowances (actually paid or allowed) for wastage replacement, whether cash or trade;

9	Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

(f)	Non-recoverable sales taxes, excise taxes, tariffs and duties (excluding taxes when assessed on income derived from sales); and

(g)	Bad debt, freight or other transportation charges, insurance charges, additional special packaging, and other governmental charges

7.3          Remedy. Ohr’s only remedy for breach of the Agreement by Angion shall be damages limited to the royalties and milestone payments previously paid to Angion by Ohr.

7.4          Monetary Default. Upon any failure by Ohr to timely pay undisputed amounts due to Angion required to be paid under this Agreement, Angion, in addition to any other remedy available at law or equity, shall have the right to elect to terminate this Agreement by giving Ohr thirty days’ written notice of Angion’s election to terminate. This Agreement shall terminate upon the expiration of such thirty (30) day period, unless Ohr has cured such breach on or before such date, in which case it shall continue unaffected.

7.5          Abandonment. In the event that Ohr determines to abandon all work on Licensed Products, Ohr shall notify Angion of such determination in writing, and upon such notice, this Agreement shall automatically terminate and all rights licensed hereunder will revert to Angion.

7.6          Effect of Termination of this Agreement. Termination of this Agreement for any reason shall effect the immediate and simultaneous termination of all licenses granted under this Agreement, including sublicenses and all rights extended to Ohr’s Affiliates.

7.7          Surviving Obligations and Provisions. Ohr’s obligations to pay, and report to Angion on, the sale of any Licensed Product sold before expiration or termination of this Agreement shall survive such expiration or termination. In addition to any provision of this Agreement that expressly survives the expiration or termination of this Agreement, Article 9 of this Agreement shall survive the expiration or termination of this Agreement.

ARTICLE 8

FURTHER DEVELOPMENT ACTIVITIES

8.1          Further Development by Angion. Any further research conducted by Angion on CPY26 inhibitors for potential use in the Licensed Field will be for the exclusive benefit of Ohr. Angion and Ohr will agree on a budget and goals for such research. Ohr will reimburse Angion for its reasonable expenses directly associated with such research according to the budget. All patentable and proprietary technology developed in the course of such funded research will be owned solely and exclusively by Angion and licensed to Ohr pursuant to the Agreement and only in the Licensed Field.

10	Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.2          Further development by Ohr. Ohr shall own all intellectual property and clinical trial data it develops independently. Ohr grants Angion an option to an exclusive, worldwide, sub-licensable and transferable license to any uses of Ohr’s intellectual property outside the Licensed Field for further development and to make, have made, use, sell, offer for sale, import and otherwise exploit products. The option shall extend for [***] ([***]) days after Angion’s receipt of a disclosure of the intellectual property (the “Option Period”). If Angion notifies Ohr in writing of its exercise of the option within the Option Period, then the parties will proceed in good faith to negotiate a license agreement within [***] ([***]) days after notification of exercise (“Negotiation Period”). If Angion does not exercise its option, or notifies Ohr that it will not exercise its option, or the parties fail to sign a license agreement within the Negotiation Period, then Angion shall no longer have any claim to Ohr’s disclosed intellectual property outside the Licensed Field, except that if the parties are unable to agree on licensing terms during the Negotiation Period, then for a period of [***] ([***])[***] thereafter Ohr shall not license the intellectual property to a third party on financial terms more favorable to the licensee than those last offered to Angion without first giving Angion an opportunity to license the intellectual property or data on those more favorable terms. Upon Notification, Angion will have [***] ([***]) days to accept the licensing terms deemed more favorable.

ARTICLE 9

GENERAL

9.1          Integration. This Agreement and all schedules attached to this Agreement constitute the entire agreement between the Parties as to the subject matter of such documents. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings are superseded and merged into, extinguished by and completely expressed by such documents. No Party shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in such documents.

9.2          Addresses and Notices. All notices, requests, reports and other communications provided in this Agreement shall be in writing and shall be deemed to have been made or given: (a) when delivered, if delivered by hand or sent by facsimile or the like; (b) on the day following deposit with an overnight courier: or (c) on the third business day following deposit in the US Mail, certified or registered with return receipt requested:

If to Ohr:

Ohr Cosmetics LLC

400 Kelby Street

Fort Lee NJ 07023

11	Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

With a copy to:

If to Angion:

Angion Biomedica Corp.

51 Charles Lindbergh Blvd.

Uniondale NY 11553

With a copy for Notice purposes only to:

Pearl Cohen Zedek Latzer Baratz, LLP

Att: Mark Cohen

1500 Broadway, New York, NY 10036

Such addresses may be altered by notice so given.

9.3          Applicable Law. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New York, without regard to the laws of New York concerning the conflicts of laws, except as to any issue which depends upon the validity, scope or enforceability of any Licensed Patent, which issue shall be determined in accordance with the laws of the United States of America.

9.4          Performance by Affiliates. Ohr shall have the right to perform its obligations hereunder through Affiliates, provided it shall remain responsible for and guarantee such performance.

9.5          Confidential Information.

9.5.1       Obligations and Restrictions. A Party receiving Confidential Information under this Agreement shall maintain such Confidential Information in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, except to employees and/or consultants who are bound by like terms of confidentiality, nor use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement. The receiving Party further agrees to exercise reasonable precautions to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees and agents. The terms of this Agreement will be held in confidence by the Parties until three (3) years following the expiration or termination of this Agreement, except (i) to the extent necessary in order to enforce its rights under this Agreement, (ii) to prospective investors and acquirors or companies with which it is negotiating a merger, under reasonable obligations of confidentiality, and (iii) as required by the rules of any securities exchange or automated quotation system or to the extent such terms are required to be disclosed without an obligation of confidence to a governmental agency or in response to involuntary compulsory process issued by a court, administrative agency or any governmental body having apparent jurisdiction provided the Party subject to such process first provides notice to the other Party hereto (to the extent practicable) and reasonably cooperates with efforts by the notified Party to secure confidential protection of such terms.

12	Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.5.2      Release from Restrictions. The provisions of Section 9.5.1 shall not apply to any Confidential Information that:

(a)	at the time of receipt by a Party was independently known to such Party without obligation of confidentiality from a source other than the other Party to this Agreement or anyone acting on behalf of any of them;

(h)	is generally known to the public through no fault of such Party;

(c)	has been published in any form (abstracts, papers, etc.) so as to become part of the public domain through no fault of the receiving Party;

(d)	has been made available to such Party without obligation of confidentiality by a Third Party having the lawful right to do so without breaching any such obligation of nonuse or confidentiality to any Patty to this Agreement; or

(e)	is shown to have been independently developed by the receiving Party without use or reliance upon the Confidential Information.

9.5.3      Publicity. Neither Party shall make any public statement, press releases or other public announcements relating to this Agreement without the prior written consent of the other Party, except that Angion shall have the right to make a single press release, provided, however, that Angion provides to Ohr a copy of such final release at least five (5) days prior to its release.

9.6         Dispute Resolution. The Parties shall make all reasonable efforts to resolve any dispute concerning this Agreement, its construction or its actual or alleged breach, by face-to- face negotiations between senior executives. Should such negotiation fail to resolve the matter in 90 days from the first meeting of the executives, the Parties shall proceed to binding arbitration under the rules of the American Arbitration Association (“AAA”) and in accordance with the applicable rules of the AAA. Nothing in this section shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

9.7         Compliance With Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to law. If this Agreement conflicts with any statute, law, ordinance or treaty concerning the legal right of the parties to contract, the latter shall prevail. In such event, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

9.8         Representations, Warranties and Disclaimers.

13	Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.8.1      Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a)          Such Party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated;

(b)          Such Party (i) has the corporate power and authority and legal right to enter into this Agreement, to perform its obligations and to grant the licenses hereunder, and (ii) has taken all necessary corporate action on its own to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)          This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal and valid obligation binding upon such Party and enforceable against it in accordance with its terms;

(d)          The execution, delivery and performance of this Agreement by such Party do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any applicable law or regulation of any governmental body or administrative or other agency having jurisdiction over it;

(e)          Such Party is aware of no action, suit, inquiry or investigation instituted by any Third Party that questions or threatens the validity of this Agreement and

(f)          All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with this Agreement have been obtained.

9.8.2      Other Representations and Warranties of Angion. Angion hereby further represents and warrants as follows:

(a)          Licensed Patent Rights. As of the Effective Date, Angion is the exclusive owner of the Licensed Patent Rights, free and clear of all Liens and has sufficient rights to license the Licensed Patent Rights as are necessary to grant the licenses to Ohr pursuant to this Agreement without breach or violation of, or conflict with any right of or contract with any Third Party. As of the Effective Date Angion has not granted, and shall not during the term of this Agreement grant, any right, license, covenant, consent or privilege to any Third Party or otherwise undertake any action which would conflict in any respect with the rights granted to Ohr set forth in this Agreement.

(b)          No Claims. Angion has not received, nor is aware, of any claims or allegations that a Third Party has any right or interest in or to the Licensed Patent Rights or that any of the Licensed Patent Rights are invalid or unenforceable.

14	Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c)          Validity and Enforceability. Angion is not aware of the existence of any facts that form the basis for the invalidation or unenforceability of the Licensed Patent Rights.

9.8.3      Disclaimers. Angion makes no representation or warranty whatsoever with respect to any Licensed Product. Angion further disclaims:

(a)          Any representation or warranty that anything made, used, sold or otherwise disposed of under a license granted in this Agreement is, or will be, free from infringement of patents of third parties;

(b)          Any obligation to bring or prosecute any action or suit against third parties for infringement of any patent subject to the provisions of Article 6.

9.9           Waiver. A Party’s consent to or waiver, express or implied, of the other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of the other Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

9.10        Indemnity. Ohr agrees to indemnify, defend and hold harmless (“Indemnify”) Angion, and all of its officers, directors, employees and agents (collectively, the “Indemnitees”) from and against any and all claims, damages and liabilities, including reasonable legal costs and fees (in each such case, a “Loss”), asserted by Ohr, its Affiliates, sublicensees and/or Third Parties (whether governmental or private) or arising from the design, manufacture, use, promotion or sale of any Licensed Product by or for Ohr, its Affiliate or sublicensee, or arising from the use of any such Licensed Product or Licensed IP by any Third Party including any consumer or any customer of Ohr, its Affiliate or sublicensee. Ohr will provide Angion with proof of product liability and other insurances.

9.10.1     No Liability. Ohr shall not assume or be liable for any Losses (whether by way of indemnity or otherwise) resulting from or arising in connection with the acts or omissions of Angion (or any agent, independent contractor or Third Party engaged by Angion) prior to the Effective Date of this Agreement.

9.10.2     Indemnification Procedure. To be eligible to be so Indemnified as described in this Section 9.10, each of the Indemnitees seeking to be Indemnified shall provide Ohr (the “Indemnifying Party”) with prompt notice of any claim (with a description of the claim and the nature and amount of any such Loss) giving rise to the indemnification obligation pursuant to

15	Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Section 9.10, as the case may be, and the exclusive ability to defend such claim (with the reasonable cooperation of Indemnitee(s)). Each Indemnitee(s) shall have the right to retain its own counsel, at its own expense, if representation of the counsel of the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnitee(s) and the Indemnifying Party. Neither the Indemnitee(s) nor the Indemnifying Party shall settle or consent to the entry of any judgment with respect to any claim for Losses for which indemnification is sought, without the prior written consent of the other Party (not to be unreasonably withheld or delayed); provided however, that the Indemnifying Party shall have the right to settle or compromise any claim for losses without such prior written consent if the settlement or compromise provides for a full and unconditional release of the Indemnitee(s) and is not materially prejudicial to any Indemnitee’s rights. The Indemnifying Party’s obligation to Indemnify the lndemnitee(s) pursuant to this Section 9.10 shall not apply to the extent of any Losses (a) that arise from the gross negligence or intentional misconduct of any Indemnitee; or (b) that arise from the breach by any Indemnitee of this Agreement.

9.11        LIMITATION OF DAMAGES. EXCEPT FOR BREACHES OF SECTION 9.5 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS), EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT OR EVENTS SHALL ANGION’S AGGREGATE LIABILITY TO OHR UNDER OR IN RELATION TO THIS AGREEMENT EXCEED THE AMOUNTS PAID OR PAYABLE BY OHR TO ANGION UNDER THIS AGREEMENT.

9.12        Assignment. This Agreement, and the license, rights and duties contained in this Agreement, shall not be assigned by either Party except as part of a sale of its business related to the subject matter of this Agreement, and, in such event, only collectively and in their entirety. In the case of assignment by Ohr, the assignee, purchaser or merger partner must demonstrate sufficient financial resources and experience to continue commercialization of the Licensed Patent Rights. The assigning Party shall give the other prompt written notice of such assignment and obtain the agreement of the assignee to abide by the terms of this Agreement and to assume all of the assignor’s obligations under this Agreement. Upon such assignment, the defined term for such assignor as used in this Agreement shall thereafter mean the assignee.

9.13        Non-Use of Names. Ohr shall not use the name, trademark, logo, physical likeness or name of any employee of Angion, its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, other than, subject to Section 9.5, an objective statement of fact by a representative of such Party at a scientific conference, analyst call, outreach program or the like, without Angion’s prior written consent. Ohr shall require its Affiliates and sublicensees to comply with the foregoing. Angion shall not use the name, trademark, logo, physical likeness or name of any employee of Ohr, its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Ohr’s prior written consent.

16	Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.14        Construction. The parties agree that each Party has reviewed this Agreement and that any rule of construction to the effect that ambiguities arc to be resolved against the drafting Party shall not apply to the interpretation of this Agreement. As used herein, the term “including” shall mean “including, without limitation.”

9.15        Headings. The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and arc not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

9.16        Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.17        Independent Contractors. The relationship between Angion and Ohr created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

9.18        No Benefit of Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement arc for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Parties.

9.19        Insurance. Upon and after the first commercial sale or distribution or the Licensed Products, and for so long as such Licensed Products are sold by or on behalf of Ohr, Ohr shall maintain comprehensive general liability, product liability and broad form contractual liability insurance in amounts and with coverage conditions customary for like products naming Angion as additional insured.

IN WITNESS WHEREOF, the parties hereto have each caused a duly authorized officer to sign this Agreement to be effective the Effective Date.

ANGION BIOMEDICA CORP.		OHR COSMETICS LLC

By:	Itzhak D. Goldberg, M.D.	By:	Itzhak D. Goldberg, M.D.
	President		Member

17	Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule l

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18	Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.